UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2012

Freescale Semiconductor, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-35184	98-0522138
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-895-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 21, 2012, the Board of Directors (the "Board") of Freescale Semiconductor, Ltd. ("Freescale") appointed John T. Dickson to fill vacant seats on the Board and the Audit and Legal Committee of the Board.

Also effective May 21, 2012, Thomas H. Lister resigned from the Audit and Legal Committee to create the vacancy filled by Mr. Dickson’s appointment. There were no disagreements with Freescale on any matters relating to its operations, policies or practices that led to Mr. Lister’s resignation from the committee. Mr. Lister will continue to serve on the Board.

The Board has determined that Mr. Dickson is an "independent director" in accordance with the New York Stock Exchange ("NYSE") listing standards, Securities and Exchange Commission ("SEC") rules and Freescale’s Corporate Governance Guidelines. As an independent director, Mr. Dickson will receive (i) a grant of restricted share units with a value equal to $175,000 under the 2011 Omnibus Incentive Plan, which vest fully on the first anniversary of the date of grant and (ii) an annual cash retainer of $60,000 to be paid in advance in equal installments at the beginning of each quarter. Mr. Dickson will also be reimbursed for expenses related to his service on the Board.

Upon Mr. Dickson’s appointment to fill the vacancy created by Mr. Lister’s resignation, the Audit and Legal Committee consists of three independent directors and satisfies the NYSE listing standards and SEC rules which require Freescale’s Audit and Legal Committee to be fully independent by the anniversary of Freescale’s initial public offering.

Mr. Dickson has no relationships or transactions with Freescale which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Ltd.

May 23, 2012	By:	Dathan C. Voelter

Name: Dathan C. Voelter
Title: Assistant Secretary